Exhibit 99.1

Contacts: Steven C. Silva President and Chief Operating Officer Chem Rx Corporation 516-889-8770	Stephanie Carrington / Jared Hoffman The Ruth Group 646-536-7017 / 7013 scarrington@theruthgroup.com jhoffman@theruthgroup.com

Chem Rx Corporation Reports First Quarter 2008 Financial Results

- Conference Call Scheduled Tuesday, June 3, 2008 at 8:30 a.m. ET -

Recent Highlights:

•	First quarter 2008 net sales increased 20.2% year-over-year to $87.5 million
•	Net beds served increased 8.5% year-over-year to 65,700 at March 31, 2008
•	First quarter 2008 gross profit rose 21.6% to $22.0 million
•	Stock symbol changed to CHRX from PMQC

LONG BEACH, NY, May 30, 2008 — Chem Rx Corporation (OTCBB: CHRX, CHRXU, CHRXW), a leading provider of institutional pharmacy services, today reported financial results for the first quarter ended March 31, 2008.

Net sales of Chem Rx Corporation for the first quarter ended March 31, 2008 were $87.5 million, a 20.2% increase compared to $72.8 million for the first quarter ended March 31, 2007. This growth was primarily attributed to increased beds serviced by the Company’s New Jersey, Pennsylvania and New York facilities, principally as a result of continued focus on relationship management and high quality of service.

Adjusted earnings before interest, income taxes, depreciation and amortization (“Adjusted EBITDA”) was $5.5 million for the first quarter ended March 31, 2008, compared to pro forma Adjusted EBITDA of $5.7 million for the first quarter ended March 31, 2007. Adjusted EBITDA is a non-GAAP financial measure.

Gross profit for the first quarter ended March 31, 2008 was $22.0 million, a 21.5% increase compared to pro forma gross profit of $18.1 million for the quarter ended March 31, 2007. Gross profit as a percentage of net sales was 25.1% and 24.8% for the three months ended March 31, 2008 and 2007, respectively. The increase in the gross profit dollars and percent was attributable to the growth in net sales, coupled with efficiencies resulting from greater utilization of the Company’s facilities and other fixed-cost resources.

Selling, general and administrative expenses for the first quarter ended March 31, 2008 were $19.1 million, compared to pro forma selling, general and administrative expenses of $15.0 million for the quarter ended March 31, 2007. This $4.1 million increase in selling, general and administrative expenses was attributable to higher expenditures to support the revenue growth in the Company’s South Plainfield, New Jersey; Albany, New York; and Sciota, Pennsylvania facilities and start-up costs of the Company’s recently opened Deerfield Beach, Florida location. In addition, the Company incurred $0.2 million of expenses associated with the business combination, $0.9 million of professional and consulting fees related primarily with the cost of being a public company and an increase in delivery expenses of $0.8 million due to increased sales and higher fuel costs.

Interest expense and other income were $3.5 million for the three months ended March 31, 2008 and pro forma for the three months ended March 31, 2007, respectively. The Company recorded a benefit for income taxes of $267,000 for the three months ended March 31, 2008, based on the Company’s expected effective tax rate of 41% for the year ending December 31, 2008. The Company recorded an income tax provision of $1,000 for the three months ended March 31, 2007 based on the Company’s expected effective tax rate of 0.3% for the year ended December 31, 2007. The increase in the effective income tax rate was primarily related to the October 27, 2007 business combination.

Net loss for the first quarter ended March 31, 2008 was $(386,000), or $(0.03) per basic and diluted share, compared to a pro forma net loss of $(293,000), or $(0.03) per pro forma basic and diluted share, for the quarter ended March 31, 2007.

Jerry Silva, Chairman and Chief Executive Officer, commented, “We are very pleased to report our first quarter 2008 results, which mark our continued progress as a public company with an operating business. We continue to execute on key growth initiatives, as evidenced by the 20.2% increase in net sales. Importantly, our first quarter increase in net sales was achieved through organic growth, driven by our strong reputation and high quality of service. We continue to be excited about our opportunities in Florida and have recently received a commitment for 1,000 new beds beginning in the fourth quarter of 2008.”

Steven C. Silva, President and Chief Operating Officer, stated, “In the first quarter of 2008, our gross margin dollars increased by $3.9 million, driven primarily by our growth in beds and improved efficiencies. Our SG&A expenses rose both in dollars and as a percentage of sales due to increased professional fees associated primarily with the cost of being a public company and higher delivery costs. In addition, we incurred greater administrative costs associated with the opening of our Deerfield Beach, Florida facility, which commenced operations on April 1st of this year.”

Recent Corporate Developments

On April 1, 2008, the Company’s pharmacy operations center in Deerfield Beach, Florida commenced operations.

On April 18, 2008, the Company changed its stock symbol to CHRX from PMQC.

On April 30, 2008, the Company engaged Grant Thornton LLP to serve as the Company’s independent registered public accounting firm.

Conference Call

To participate in the conference call on June 3, 2008 at 8:30 am ET, please dial 1-877-407-0784 (USA) or 1-201-689-8560 (international). A web cast of the call will also be available from the Investor Relations section on the corporate web site at http://www.chemrx.net. In addition, a dial-up replay of the conference call will be available beginning June 3, 2008 at approximately 11:30 a.m. ET and will remain available until June 10, 2008. To access the replay, please dial 1-877-660-6853 (USA) or 1-201-612-7415 (international) and reference the account number 3055 and the access code 286819.

Pro Forma Adjusted EBITDA and Adjusted EBITDA

To assist financial statement users in their assessment of the Company’s historical performance and their evaluation of the Company’s potential for future earnings and cash flows, the Company has included in this press release financial measures referred to as adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) as well as Adjusted EBITDA on a pro forma basis (Pro Forma Adjusted EBITDA). Pro Forma Adjusted EBITDA modifies Adjusted EBITDA for the corresponding prior period (before the October 26, 2007 business combination) to include the estimated effect of the business combination, financing transactions and certain other effects of the business combination as if the business combination had taken place at the start of such prior period. Adjusted EBITDA and Pro Forma Adjusted EBITDA are presented because the Company believes each is a supplemental measure of performance that can be used by securities analysts, investors and other interested parties in the evaluation of its performance. Other companies may calculate EBITDA differently. Adjusted EBITDA and Pro Forma Adjusted EBITDA are not measurements of financial performance under generally accepted accounting principles (GAAP) and should not be considered as measures of liquidity or as alternatives to operating income, net income or cash flow from operating activities as indicators of operating performance or any other measures of performance derived in accordance with GAAP. As non-GAAP financial measures, Adjusted EBITDA and Pro Forma Adjusted EBITDA, have certain material limitations as follows:

•

They do not include interest expense. Because the Company has substantial obligations for borrowed money, interest is a necessary and significant part of the Company’s costs. Therefore, any measures that exclude interest have material limitations;

•

They do not include depreciation and amortization expense. Because the Company needs capital assets to generate revenues, depreciation and amortization expense is a necessary and ongoing part of the Company’s costs. Therefore, any measures that exclude depreciation and amortization expense have material limitations;

•	They do not include taxes. Because the payment of taxes is a necessary and ongoing part of the Company’s operations, any measures that exclude taxes have material limitations;

•	They include additional adjustments described in the table at the end of this press release primarily related to certain non-cash compensation costs and other non-recurring expenses; and

•	Pro Forma Adjusted EBITDA includes adjustments to estimate the pro forma effects of the business combination including the business combination financing transactions.

Management compensates for these limitations by considering the economic effect of the adjusted items independently as well as in connection with its analysis of net earnings.

About Chem Rx

Founded more than 40 years ago, Chem Rx is a major institutional pharmacy serving the New York City metropolitan area, as well as parts of New Jersey, upstate New York, Pennsylvania and Florida. Chem Rx’s client base includes skilled nursing facilities and a wide range of other long-term care facilities. Chem Rx provides to more than 65,000 residents prescription and non-prescription drugs, intravenous medications, durable medical equipment items and surgical supplies. Chem Rx’s website address is www.chemrx.net.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Chem Rx Corporation. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are based upon the current beliefs and expectations of Chem Rx’s management and are subject to risks and uncertainties that could cause actual results to differ from the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: compliance with government regulations; changes in legislation or regulatory environments; requirements or changes adversely affecting the health care industry, including changes in Medicare reimbursement policies; fluctuations in customer demand; management of rapid growth; intensity of competition; timing, approval and market acceptance of new product introductions and institutional pharmacy locations; general economic conditions; geopolitical events and regulatory changes, as well as other relevant risks detailed in Chem Rx Corporation’s filings with the SEC. The information set forth herein should be read in light of such risks. Chem Rx Corporation does not assume any obligation to update the information contained in this press release.

Chem Rx Corporation

Unaudited Pro Forma Consolidated Statement of Operations

For the Three Months Ended March 31, 2007

(in thousands)

						Chem Rx Corporation
	Chem Rx Corporation	B.J.K. Inc.				Non- GAAP
	(U.S.GAAP)	(U.S.GAAP)				Pro Forma
	Three Months Ended	Three Months Ended				Three Months Ended
	March 31, 2007	March 31, 2007	Non- GAAP Adjustments			March 31, 2007

NET SALES	$—	$72,833	$—			$72,833
COST OF SALES	—	54,777	—			54,777
GROSS PROFIT	—	18,056	—			18,056
SELLING, GENERAL & ADMINISTRATIVE EXPENSES	167	13,063	1,760	(	a)	14,990
OPERATING INCOME	(167)	4,993	(1,760)			3,066
OTHER INCOME (EXPENSE)
Interest income	470	3	(470)	(	b)	3
Interest expense	—	(573)	(3,166)	(	c)	(3,739)
Other income, net	—	207	—			207
TOTAL OTHER EXPENSE	470	(363)	(3,636)			(3,529)
INCOME (LOSS) BEFORE MINORITY INTEREST	303	4,630	(5,396)			(463)
& INCOME TAXES
MINORITY INTEREST	—	(276)	276	(	d)	—
INCOME (LOSS) BEFORE INCOME TAXES	303	4,354	(5,120)			(463)

PROVISION (BENEFIT) FOR INCOME TAXES	1	88	(259)	(	e)	(170)

NET INCOME (LOSS)	$302	$4,266	$(4,861)			$(293)

Notes to Unaudited Pro Forma Consolidated Statement of Operations

(a) Reflects deconsolidation of 750 Park Place and increased rent expense paid to 750 Park Place, which is an affiliate that was not acquired in the transaction. In addition, the adjustment reflects excess salaries paid over senior management’s pro forma contractual levels and an estimated increase of $1.8 million of additional amortization expense for 3 months related to intangible assets created by Chem Rx Corporation’s acquisition of B.J.K. Inc.

(b) Reflects exclusion of interest income unrelated to B.J.K. Inc. prior to the acquisition.

(c) Reflects estimated pro forma interest expense resulting from our new capital structure after the close of the acquisition, using an assumed 3-month LIBOR rate of 5.00% and inclusive of deferred financing amortization expense.

(d) Reflects exclusion of the minority interest related to 750 Park Place, an affiliate not acquired in the transaction.

(e) Reflects adjustment for assumed corporate tax rate of 37%.